Exhibit 99

            NDS Group plc Second Quarter Financial Results

    LONDON--(BUSINESS WIRE)--Feb. 1, 2005--NDS Group plc, (NASDAQ / Euronext Brussels: NNDS):

    Highlights:

    --  Revenues up 85% to $142 million

    --  Operating income up 134% to $22 million

    --  51.8 million smart cards in use

    -- NDS to supply middleware, PVR and interactive technologies to DIRECTV

    -- Secure Video Processor "SVP" content protection alliance gains momentum

    NDS Group plc (NASDAQ / Euronext Brussels: NNDS), a News Corporation company, and the leading provider of technology solutions for digital pay-TV, today announced its preliminary results for the second quarter ended 31 December 2004.
    Commenting on NDS's performance, Dr Abe Peled, President and Chief Executive Officer, said: "This quarter was a landmark quarter for NDS as we activated our 50 millionth digital-TV smart card further strengthening our lead in the sector. We have continued to see advances in the Far East region by securing a significant contract in Shenzhen, China. I recently attended the Consumer Electronics Show in the US and was delighted to see the results of our work over the last year highlighted on the DIRECTV stand, as well as to be able to announce twelve new members to our SVP initiative."
    Alexander Gersh, Chief Financial Officer, added: "I am delighted to have joined NDS and to be able to report an excellent set of financial results. The company continues on the path of solid revenue growth and delivers an impressive earnings increase. This strong performance is enabling NDS to increase investment in innovation and growth for the future."

    KEY PERFORMANCE MEASURES



              For the   For the    %       For the   For the      %
               three     three   change      six       six      change
               months    months             months    months
               ended     ended              ended     ended
              December  December           December  December
                 31,       31,                31,       31,
                2004      2003               2004      2003
----------------------------------------------------------------------
$'000
----------------------------------------------------------------------
Revenues       141,623    76,488    +85%    282,902  157,439      +80%
----------------------------------------------------------------------
Operating
 Income         22,479     9,578    +134%    46,601   28,485      +64%
----------------------------------------------------------------------
----------------------------------------------------------------------
Net Income      17,884    10,319    +73%     35,501   24,708      +44%
----------------------------------------------------------------------
----------------------------------------------------------------------
Diluted
 earnings per
 share           $0.31     $0.19    +63%      $0.63    $0.45      +40%
----------------------------------------------------------------------
----------------------------------------------------------------------
Authorized cards
----------------------------------------------------------------------
Net Additions  4.0          1.9                7.8       3.6
              million      million            million   million
----------------------------------------------------------------------
At end of      51.8         38.0               51.8      38.0
 period       million      million            million   million
----------------------------------------------------------------------


    OPERATIONAL REVIEW

    During the quarter NDS activated its 50 millionth digital pay-TV smart card and now has 51.8 million active digital TV smart cards an increase of 8% since last quarter.

    Highlights this quarter include:

    -- DIRECTV - In January we announced that DIRECTV will be using NDS's MediaHighway middleware to create a wide range of advanced TV applications, as well as our XTV technology for its new generation DVRs that DIRECTV will launch later this year.

    -- TOPWAY - Shenzhen Topway Video Communication Co. Ltd., a holding company under Shenzhen TV, has selected NDS's end-to-end digital broadcasting systems to enhance digital TV service to their subscribers in Shenzhen. Shenzhen Cable TV currently broadcasts to more than 670,000 subscribers, and it services reach more than 950,000 households.

    -- Paradisebet - Orbis, the leading provider of interactive gambling software and a wholly owned subsidiary of NDS announced that it will provide UK-based Italian bookmaker Paradisebet Ltd with its OpenBet interactive gambling solution. Orbis, using OpenBet technology, will completely redevelop the existing Paradisebet website and back-office operations.

    -- SAMVO - Orbis has been chosen to provide SAMVO Entertainment Ltd. with its OpenBet interactive gambling platform. The platform will support a new football and basketball betting site aimed at SAMVO's UK-based site aimed at servicing its international customer base.

    -- SVP - In January we announced that twelve new companies had joined the SVP content protection organization, illustrating the endorsement of SVP technology from across a broad array of industries. New members include: Broadcom Corporation; Humax; LG Electronics; Samsung Electronics; Twentieth Century Fox. New associate members include: ADB, BSkyB, Caton Overseas, DIRECTV, Macrovision, Pace Micro Technology and Widevine Technologies.

    FINANCIAL REVIEW

    As announced on January 19, 2005 starting this quarter NDS will report its financial performance under US GAAP and in US dollars.
    The results of the fiscal 2005 periods and the comparisons with fiscal 2004 are significantly affected by business conducted with DIRECTV. Until August 13, 2003, we provided conditional access services, including the supply of smart cards to DIRECTV in the United States. The contract came to an end on August 13, 2003 and subsequently we received payments under post-termination support arrangements. Additionally, we realized revenue in the first and second quarters of fiscal 2004 from DIRECTV for the use of NDS technology contained within cards which DIRECTV had procured from a third party.
    In March 2004, NDS and DIRECTV signed a new six-year contract for conditional access services, which was effective from March 1, 2004. Under the new contract, we receive monthly fees for the provision of conditional access services, which includes NDS taking on the obligation to provide periodic replacement smart cards in the future as an integral part of the security maintenance activities. In June 2004, we also took on the supply of new smart cards.
    Comparisons of fiscal 2005 periods with those of fiscal 2004 are also affected by the results of the MediaHighway business which we acquired on December 16, 2003.

    Revenue

    Revenues were $141.6 million for the quarter ended December 31, 2004 compared to $76.5 million for the quarter ended December 31, 2003. First half-year revenues in fiscal 2005 were $282.9 million compared to $157.4 million for the first half of fiscal 2004.
    Conditional access revenues have increased by 109% for the quarter and by 103% for the six month period, compared to the equivalent periods of the previous fiscal year. We have recognized revenue on the supply of 8.1 million smart cards in the three months ended December 31, 2004 and 17.0 million for the six month period. This compares to
1.2 million and 3.4 million respectively in the equivalent periods of fiscal 2004. In addition to supplying very large quantities of smart cards to DIRECTV, we have also shipped substantial volumes to Sky Italia who have completed the migration of all their subscribers to NDS technology. Card demand has also been strong from our customers in Latin America. The number of authorized cards in use at our broadcast platform customers as at December 31, 2004 was 51.8 million compared to 47.8 million at September 30, 2004 and 44.0 million at June 30, 2004. At December 31, 2003, the equivalent number was 38.8 million. Again, the growth is primarily from DIRECTV and Sky Italia, although there has been growth in Asia (mainly at FoxTel) and at our customers in Latin America and Israel. The volume of cards supplied exceeds the increase in authorized smart cards in use. This is due to a mixture of churn and a deliberate build-up of inventory by our platform customers. We may also be benefiting by consumers up-grading their set-top boxes (which may result in their being provided with a new smart card) and by some migration of consumers from one platform to another. We do not currently expect conditional access revenues to be as high in the third and fourth quarters of fiscal 2005 as they have been in the first and second quarters.
    Revenues from integration, development and support show a small increase over the prior year. There have been no major system deliveries or upgrades in either period, but a large number of small system enhancements have been delivered over the course of both periods of both fiscal years. Such revenue is dependent upon when such enhancements are delivered to customers.
    Much of the growth in revenues from license fees and royalties from fiscal 2004 periods to fiscal 2005 periods is due to royalties earned from the MediaHighway business which we acquired on December 16, 2003. This primarily relates to the manufacture (by third parties) of set-top boxes destined for use with the Canal Plus and Astro platforms. Royalties for the use of conditional access, middleware and program guide software included within set-top boxes have also increased from the fiscal 2004 periods to the fiscal 2005 periods. There have been large volumes of set-top boxes manufactured for use on the BSkyB, FoxTel, Sky Italia, Cablevision and ViaSat platforms. Conditional access and program guide royalty income related to the Sky Italia platform has also been boosted by the download of NDS software elements into previously deployed set-top boxes.
    Revenue from new technologies has also grown very strongly from the periods of fiscal 2004 to those of fiscal 2005. There has been strong growth in development and royalty income related to the accelerating deployment of our PVR technologies in the UK and Latin America. Revenue from interactive infrastructure has grown in line with underlying subscriber growth and more applications are have been deployed across many platforms. There has been slow but steady growth in revenues related to games and gaming applications, much of which is charged under revenue-share arrangements. We have not yet recognised revenue of middleware and PVR projects on which we are working for DIRECTV.

    Cost of goods and services sold and gross margin

    Smart card costs have increased very substantially because of the volumes of smart cards supplied. Our unit prices are usually lower for customers who take very large volumes of smart cards and therefore unit margins from smart cards have been lower in fiscal 2005 periods than for the equivalent periods in fiscal 2004. Operations and support costs have increased substantially due to the greater number of NDS employees working on customer delivery and support and on smart card processing. We pay royalties to certain third parties for use of technology we have licensed. Such royalties are typically a function of particular revenue items, predominantly conditional access income. Hence the royalty expense has increased both because of the increase in revenues and the mix of revenues being weighted towards conditional access in current fiscal year periods.
    These factors have resulted in a decline in gross margins as a percentage of revenues.

    Operating expenses

    Our main operating costs are payroll costs, facilities' costs (including depreciation of sophisticated equipment used by our engineers) and travel costs reflecting the fact that our employees, customers and potential customers are located throughout the world. Our employee numbers have increased to 2,234 as at December 2004, compared to 1,872 at December 2003 and 2,004 at June 2004 and this has driven the cost increase.
    We have continued to recruit a large number of software development engineers at all of our locations. Most of the cost of these has been included within the research and development cost category. Considerable technical resources are being devoted to new product development, especially in relation to advanced set-top box software, including advanced middleware and PVR functionality.
    Approximately a quarter of our research and development employees and almost all of our general and administration employees are based in the UK. The costs of these employees is denominated in UK pounds sterling so the reported US dollar amounts are higher in the current fiscal year periods due to the weaker US dollar. Certain other of our general and administrative costs are also denominated in UK pounds sterling and the reported US dollar amounts are similarly adversely affected.
    The increase in amortization expense for the periods of fiscal 2005 compared to the equivalent periods of fiscal 2004 is due to the amortization of the fair value of intellectual property rights acquired as part of the MediaHighway transaction.

    Operating income and other items

    As a result of the factors outlined above, operating income (before interest and income tax expense) was $22.5 million for the three months ended December 31, 2004 and $46.6 million for the six months then ended. Equivalent figures for fiscal 2004 were $9.6 million and $28.5 million respectively.
    Interest income has increased due to higher average cash balances and slightly higher interest rates. Comparatives are also favored because most of the interest income has been denominated in UK pounds sterling and therefore has a higher dollar-reported value in fiscal 2005.
    Our effective tax rate is approximately 34% for the reported periods of fiscal 2005. This is higher than was reported in the equivalent periods of fiscal 2004 due to an increase in expenses for which we can get no effective relief.
    As a consequence of all these factors, net income for the three months ended December 31, 2004 was $17.9 million or $0.32 per share ($0.31 on a diluted basis) compared to $10.3 million or $0.19 per share ($0.19 on a diluted basis) for the three months ended December 31, 2003. For the six months ended December 31, 2004 net income was $35.5 million or $0.65 per share ($0.63 on a diluted basis) compared to $24.7 million or $0.46 per share ($0.45 on a diluted basis) for the six months ended December 31, 2003.

    Cash Flow

    As of December 31, 2004 we had cash of $267.0 million compared to $228.6 million as of June 30, 2004. Cash of $28.7 million was generated from operating activities in the six months ended December 31, 2004. This represents 81% of net income. For the six months ended December 31, 2003, cash generated from operating activities was $39.4 million or 160% of net income.
    The reason for the difference between the two six-month periods is working capital movements, primarily driven by the transition to the new contract with DIRECTV and in particular the re-commencement of the supply of smart cards to DIRECTV towards the end of June 2004. We purchased very substantial quantities of smart cards from May 2004 onwards. Inventory levels increased by over $20 million between April and June 2004 and then have remained steady, with purchases matching shipments. The bulk of the large inventory purchases towards the end of fiscal 2004 were not due for payment until early July 2004. Therefore during the six months ended December 31, 2004, cash payments represented approximately eight months' inventory purchases. As a consequence, inventory levels were broadly similar at December 31, 2004 compared to June 30, 2004 but accounts payable were $16.1 million at December 31, 2004 compared to $51.5 million at June 30, 2004. Accounts receivable balances at December 31, 2004 were $98.5 million compared to $84.3 million at June 30, 2004. Much of the increase is due to the fact that smart card sales within accounts receivable at December were very much higher than at June. Partially offsetting these two negative items in working capital movements in the six month period is the fact that deferred income balances have increased from $97.9 million at June 30, 2004 to $125.0 million at December 31, 2004. This is as a result of deferring that part of security fees received from customers which relates to future supply of changeover smart cards. As a consequence of all these factors there was a net cash out-flow from working capital movements of $23.3 million for the six months ended December 31, 2004.
    For the six months ended December 31, 2003 there was a net cash inflow of $3.9 million from working capital movements, principally as our previous contract with DIRECTV had come to an end and the amounts owed to us were paid.
    Cash payments for capital expenditure amounted to $8.5 million during the six months ended December 31, 2004, compared to $3.3 million during the six months ended December 31, 2003. The increase in expenditure relates to the purchase of technical development and test equipment used by our software development engineers and customer support employees.
    During the six months ended December 31, 2004 we received $6.9 million from the exercise by employees of stock options compared to $0.8 million in the six months ended December 31, 2003. This is due to the increase in the market price of NDS stock meaning that more options had intrinsic value to employees, and also to a greater number of vested options
    During the six months ended December 31, 2003 we acquired the MediaHighway business and this involved a net cash outflow 65.5 million.
    As a consequence of these factors, we had a net in-flow of cash of $27.3 million for the six months ended December 31, 2004 and a net cash outflow of $28.5 million in the six months ended December 31, 2003.
    As of December 31, 2004 approximately 79% of our cash was held in sterling and 16% on US dollars, with most of the balance being held in euros. As a result of the weakening in the US dollar during both six-month periods, we experienced foreign exchange gains on holding cash of $11.0 million in the six months ended December 31, 2004 and $11.2 million in the six months ended December 31, 2003.
    Our policy has been to hold the bulk of our cash reserves in pounds sterling because that was our reporting currency. As a consequence of the change in our reporting currency to US dollars and the fact that the majority of our revenues are now denominated in US dollars, we have re-evaluated our treasury policy. Our principle aim is now to hold the bulk of our cash reserves in US dollars. During January 2005, we have switched most of our sterling currency holdings above our foreseeable requirements into US dollars. As a consequence of this, we expect our future interest income to be less as US dollar interest rates are lower than sterling interest rates. However our reported cash balances are expected to be less sensitive to fluctuations in foreign exchange rates.

    About NDS

    NDS Group plc (NASDAQ/ Euronext Brussels: NNDS) is a leading supplier of open end-to-end digital pay TV solutions for the secure delivery of entertainment and information to television set-top boxes and IP devices. See www.nds.com for more information about NDS.

    Cautionary Statement Concerning Forward-looking Statements

    The statements contained in this release which are not historical facts may constitute forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. These statements relate to the plans, projections or future performance of NDS, which involve certain risks and uncertainties, including risk of market acceptance, the effect of economic conditions, possible regulatory changes, technological developments, the impact of competitive pricing and the ability of NDS and its commercial partners to develop systems and solutions which meet the needs of the broadcasting industry in a timely and cost-efficient manner, as well as certain other risks and uncertainties which are detailed in NDS's filings with the SEC. Company or product names have been used for identification purposes only and may be the trademarks or registered trademarks of their respective companies.

    CONFERENCE CALL

    Dr. Abe Peled, President and Chief Executive Officer and Alex
Gersh, Chief Financial Officer, will host a conference call to discuss this announcement and answer questions at 2:00 pm UK time (9:00 am Eastern) on Tuesday, February 1, 2005.


Dial-in
UK Free Dial-in:              0800 953 1444
US Free Dial-in:              1-866-220-1452
Std International Dial-in:    +44 1452 542 300

Replay
Replay passcode:      2375656#      }
UK Toll Free Replay: 0800 953 1533 } Available until February 8, 2005 US Toll Free Replay: 1-866-247 4222}
Std International
Replay:             +44 1452 550 000}


    An audio replay will also be available on the NDS website www.nds.com from midday UK time on February 2, 2005 onwards.


                             NDS Group plc

          Unaudited Condensed Consolidated Income Statements

               (in thousands, except per-share amounts)

                       For the three months         For the six months
                         ended December 31,         ended December 31,
                         2004          2003          2004        2003
Revenue
 Conditional access  $ 86,719      $ 41,478     $ 177,043    $ 87,258
 Integration,
  development
  & support            12,017        11,458        28,825      27,051
 License fees &
  royalties            18,838         7,770        34,838      14,757
 New technologies      21,540        13,915        38,510      25,049
 Other                  2,509         1,867         3,686       3,324
---------------------------------------------------------------------
Total revenue         141,623        76,488       282,902     157,439
---------------------------------------------------------------------
Cost of goods and
 services sold
 Smart card costs     (32,543)       (4,288)      (71,342)    (10,699)
 Operations &
  support             (17,056)      (11,194)      (32,609)    (21,209)
 Royalties             (4,683)       (1,359)       (7,758)     (2,576)
 Other                   (104)       (2,077)         (244)     (2,724)
---------------------------------------------------------------------
Total cost of goods
 and services sold    (54,386)      (18,918)     (111,953)    (37,208)
---------------------------------------------------------------------
Gross margin           87,237        57,570       170,949     120,231
---------------------------------------------------------------------
Operating expenses
 Sales & marketing     (6,053)       (6,094)      (12,119)    (12,098)
 Research &
  development         (40,333)      (32,271)      (78,654)    (60,576)
 General &
  administration      (15,183)       (8,466)      (27,285)    (17,133)
 Amortization of
  intangibles          (3,189)       (1,161)       (6,290)     (1,939)
---------------------------------------------------------------------
Total operating
 expenses             (64,758)      (47,992)     (124,348)    (91,746)
---------------------------------------------------------------------

Operating income       22,479         9,578        46,601      28,485
Other income
 Foreign exchange
  gains                 1,652         3,219         2,814       3,799
 Interest               2,797         1,671         4,787       3,742
 Gains on investments      46             -            46           -
---------------------------------------------------------------------
Total other income      4,495         4,890         7,647       7,541
---------------------------------------------------------------------
Income before income
 tax expense and
 minority interests
 in subsidiaries,
 net of tax            26,974        14,468        54,248      36,026
Income tax expense     (9,090)       (4,149)      (18,747)    (11,411)
Minority interests in
 subsidiaries, net of
 tax                        -             -             -          93
---------------------------------------------------------------------
Net Income           $ 17,884      $ 10,319      $ 35,501    $ 24,708
---------------------------------------------------------------------
Net income per share
Basic net income per
 share                  $0.32         $0.19         $0.65       $0.46
Diluted net income
 per share              $0.31         $0.19         $0.63       $0.45
---------------------------------------------------------------------


                             NDS Group plc

       Unaudited Condensed Consolidated Statements of Cash Flows

                            (in thousands)
                                                   For the six months
                                                   ended December 31,
                                                   2004          2003
Operating activities:
Net income                                     $ 35,501      $ 24,708

Adjustments to reconcile net income to net cash provided by operating activities:

 Depreciation                                     6,917         5,736
 Amortization of intangibles                      6,290         1,939
 Share-based compensation                         3,390         3,246
 Profit on sale of investments                      (46)            -
 Minority interest in subsidiaries,
  net of tax                                          -           (93)

 Change in operating assets and
  liabilities, net of acquisitions              (23,324)        3,903
---------------------------------------------------------------------
Net cash provided by operating activities        28,728        39,439
---------------------------------------------------------------------
Investing activities:
Capital expenditure                              (8,461)       (3,339)
Proceeds from sale of investments                   232             -
Business acquisitions                               (17)      (75,767)
Cash balances of acquired business                    -        10,292
---------------------------------------------------------------------
Net cash used in investing activities            (8,246)      (68,814)
---------------------------------------------------------------------
Financing activities:
Proceeds from issuance of shares                  6,850           830
Loan finance provided by minority
 interests                                            -            40
Net cash provided by financing activities         6,850           870
---------------------------------------------------------------------
Net increase (decrease) in cash and
 cash equivalents                                27,332       (28,505)
Cash and cash equivalents,
 beginning of period                            228,620       202,185
Exchange movement of opening cash balance        11,019        11,201
---------------------------------------------------------------------
Cash and cash equivalents, end of period      $ 266,971     $ 184,881
---------------------------------------------------------------------


                             NDS Group plc

            Unaudited Condensed Consolidated Balance Sheets

                            (in thousands)

                                                  As of          As of
                                      December 31, 2004  June 30, 2004

ASSETS
Current assets
 Cash and cash equivalents                    $ 266,971     $ 228,620
 Accounts receivable, net                        98,473        84,295
 Accrued income                                  33,451        21,845
 Inventories                                     37,225        35,972
 Prepaid expenses                                17,383        15,843
 Other current assets                             6,700         6,836
---------------------------------------------------------------------
Total current assets                            460,203       393,411
Plant, property & equipment, net                 31,730        29,472
Goodwill                                         69,619        66,296
Other intangibles, net                           58,944        61,681
Deferred tax assets                              10,334         9,153
Other non-current assets                         19,187        17,146
---------------------------------------------------------------------
Total assets                                  $ 650,017     $ 577,159
---------------------------------------------------------------------

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
 Accounts payable                              $ 16,143      $ 51,552
 Customer deposits & deferred income            125,048        97,864
 Accrued expenses                                39,434        39,802
 Income tax liabilities                          18,454         6,812
 Other current liabilities                       19,496        15,393
---------------------------------------------------------------------
Total current liabilities                       218,575       211,423

Accrued expenses                                 36,449        32,392
---------------------------------------------------------------------
Total liabilities                               255,024       243,815
---------------------------------------------------------------------
Stockholders' equity
Series A ordinary shares at par value               128           122
Series B ordinary shares at par value               420           420
Deferred shares at par value                     64,103        64,103
Additional paid-in capital                      488,833       478,599
Accumulated deficit and other
 comprehensive income                          (158,491)     (209,900)
---------------------------------------------------------------------
Total stockholders' equity                      394,993       333,344
---------------------------------------------------------------------
Total liabilities and stockholders'
 equity                                       $ 650,017     $ 577,159
---------------------------------------------------------------------


                             NDS Group plc
               Notes to Unaudited Financial Information

1. The accompanying unaudited financial information has been prepared in accordance with accounting principles generally accepted in the United States ("US GAAP") for interim financial statements.

2. The consolidated results of operations for the three- and six-months ended December 31, 2004 are not necessarily indicative of results that may be expected for any other interim period or for the full fiscal year ending June 30, 2005.

3. NDS Group plc has previously published financial information in accordance with UK accounting practice ("UK GAAP") in pounds sterling. By reason of the re-incorporation of News Corporation, Inc. (the company which controls NDS Group plc) from Australia to the United States, which was completed on November 12, 2004, NDS no longer qualifies as a foreign private issuer under US securities laws. As a consequence the Company is required to change the reporting of its financial information from UK GAAP to US GAAP. The Company has also adopted the US dollar as its reporting currency. The financial information herein as of June 30, 2004 has been derived from previously published audited UK GAAP financial information adjusted for audited differences between UK GAAP and US GAAP.

4. NDS will file a Quarterly Report on Form 10-Q with the Securities and Exchange Commission in due course.

5. The financial information contained in this document is unaudited.


    CONTACT: NDS Group plc
             Margot Field (Media), +44 (0) 208 476 8158
             or
             Julie Woods (for IR), +44 (0)208 476 8181
             or
             Shared Value
             Alex Dee, +44 (0) 207 321 5013
             or
             Breakaway Communications US
             Kelly Fitzgerald, 212-590-2555